Exhibit 21.1
List of Subsidiaries of the Registrant

MVP MS Cedar Park 2012, LLC
MVP MS Red Mountain 2013, LLC
MVP Real Estate Holdings, LLC (Nevada)
MVP PF Ft. Lauderdale, LLC (Nevada)
MVP PF Memphis Court, LLC (Nevada)
MVP PF Memphis Poplar, LLC (Nevada)
MVP PF Kansas City, LLC (Nevada)
MVP PF St. Louis, LLC (Nevada)
Mabley Place Garage, LLC (Delaware)
MVP Denver Sherman; LLC
MVP Fort Worth Taylor, LLC
MVP Milwaukee Old World, LLC
MVP St. Louis Convention Plaza, LLC
MVP Houston Saks Garage, LLC
MVP St. Louis Lucas, LLC
MVP Milwaukee Wells, LLC
MVP Wildwood NJ Lot, LLC
MVP Indianapolis City Park Garage, LLC
MVP Cherry Lot, LLC
MVP Indianapolis Washington Street Lot, LLC
MVP Minneapolis Venture, LLC
MVP Indianapolis Meridian Lot, LLC
MVP Milwaukee Clybourn, LLC
MVP Milwaukee River Lot, LLC
MVP Clarksburg Lot, LLC
MVP Denver Sherman 1935, LLC
MVP Bridgeport Fairfield Garage, LLC
Minneapolis City Parking, LLC
MVP Houston Preston Lot, LLC